Exhibit 4.5
LOAN AGREEMENT
LOAN AGREEMENT (the "Agreement”) dated as of April 29, 2016, between BASIN ELECTRIC POWER COOPERATIVE (the “Borrower”), an electric cooperative corporation organized and existing under the laws of the State of North Dakota and NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION (“CFC"), a cooperative association organized and existing under the laws of the District of Columbia.
RECITALS
WHEREAS, the Borrower has applied to CFC for a loan for the purposes set forth in Schedule 1 hereto, and CFC is willing to make such a loan to the Borrower on the terms and conditions stated herein; and
WHEREAS, the Borrower has agreed to execute a promissory note to evidence an indebtedness in the aggregate principal amount of the Commitment (as hereinafter defined) authenticated and secured by the lien of the Indenture (as hereinafter defined).
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree and bind themselves as follows:
ARTICLE I
DEFINITIONS
Section 1.01 The following capitalized terms shall have the following meanings (such definitions to be equally applicable to the singular and the plural form thereof). Capitalized terms that are not defined herein shall have the meanings as set forth in the Indenture (as hereinafter defined). Unless otherwise Indicated, all documents referred to herein shall be deemed to include all amendments, supplements, modifications, substitutions and restatements.
"Accounting Requirements" shall have the meaning ascribed to it in the Indenture.
"Advance" shall mean the Advance by CFC to the Borrower under the Note.
"Affiliate" shall mean, at any time, and with respect to any Person, any other Person that at such time directly or Indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, "Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an Affiliate is a reference to an Affiliate of the Company.
"Amortization Basis Date" shall mean the first calendar day of the month following the end of the Billing Cycle in which the Advance occurs, provided, however, that if the Advance is made on the first day of a Billing Cycle, and such day is a Business Day, then the Amortization Basis Date shall be the date of the Advance.

“Billing Cycle" shall mean any three-month period ending on, and including, a Payment Date.
“Business Day" shall mean any day that both CFC and the depository institution CFC utilizes for funds transfers hereunder are open for business.
"CFC Fixed Rate" shall mean (i) the sum of (y) the percentage rate that expresses the yield to maturity on U.S. Treasury securities with a maturity of ten (10) years, as quoted by Bloomberg data services at 10:00 a.m., New York Time, on April 22, 2016 plus (z) one hundred eighty five (185) basis points per annum, as agreed in writing by the parties on or prior to the Closing Date or (ii) such other fixed rate as may be agreed to in writing by the parties.
"CFC Fixed Rate Term" shall mean the period from the Closing Date to the Maturity Date.
“Capital Certificate" shall mean a certificate, or book entry form of account, evidencing the Borrower's purchase of subordinated debt instruments issued by CFC from time to time. Such instruments may be denoted by CFC as “Loan Capital Term Certificates”, “Member Capital Securities”. “Subordinated Term Certificates", or other like designations.
“Closing Date" shall mean the date specified on Schedule 1.
“Code" shall mean the Internal Revenue Code of 1986, as amended.
"Commitment" shall have the meaning set forth on Schedule 1.
"Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate" shall mean a rate per annum equal to the Interest rate in effect for an Advance plus two hundred (200) basis points.
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
"ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that is treated as a single employer together with the Borrower under section 414 of the Code.
“Environmental Laws" shall mean all applicable laws, rules and regulations promulgated by any Governmental Authority with which the Borrower Is required to comply, regarding the use, treatment, discharge, storage, management, handling, manufacture, generation, processing, recycling, distribution, transport, release of or exposure to any Hazardous Material.
“Governmental Authority" shall mean the government of the United States of America, any state or other political subdivision thereof, whether state or local, and any agency, authority,

instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Hazardous Material" shall mean any (a) petroleum or petroleum products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, lead and radon gas, and (b) any other substance designated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
"Indenture" shall have the meaning as described in Schedule 1 hereto.
“Indenture Supplement" shall have the meaning as described In Schedule 1
"Lien" shall mean any statutory or common law consensual or non-consensual mortgage, pledge, security interest, encumbrance, lien, right of set off, claim or charge of any kind, Including, without limitation, any conditional sale or other title retention transaction, any lease transaction in the nature thereof and any secured transaction under the Uniform Commercial Code.
"Loan Documents" shall mean this Agreement, the Note, the Indenture, the Indenture Supplement and all other documents or instruments executed, delivered or executed and delivered by the Borrower and evidencing, securing, governing or otherwise pertaining to the credit facility provided and the Advance made by CFC hereunder.
"Make-Whole Premium" shall mean, with respect to any Prepaid Principal Amount, an amount calculated as set forth below. The Make-Whole Premium represents CFC's reinvestment loss resulting from making a fixed rate loan.
1)Compute the amount of interest ("Loan Interest") that would have been due on the Prepaid Principal Amount at the applicable CFC Fixed Rate for the period from the prepayment date through the end of the CFC Fixed Rate Term (such period is hereinafter referred to as the "Remaining Term"), calculated on the basis of a 30-day month/360-day year, adjusted to include any amortization of principal In accordance with the amortization schedule that would have been in effect for the Prepaid Principal Amount.
2)Compute the amount of interest ("Investment Interest") that would be earned on the Prepaid Principal Amount (adjusted to include any applicable amortization) if invested in a United States Treasury Note with a term equivalent to the Remaining Term, calculated on the basis of a 30-day month/360-day year. The yield used to determine the amount of Investment Interest shall be based upon United States Treasury Note yields as reported no more than two Business Days prior to the prepayment date in Federal Reserve statistical release H.15 (519), under the caption “U.S. Government Securities/Treasury Constant Maturities”. If there is no United States Treasury Note under said caption with a term equivalent to the Remaining Term, then the yield shall be determined by interpolating between the terms of whole years nearest to the Remaining Term.

3)Subtract the amount of Investment Interest from the amount of Loan Interest If the difference is zero or less, then the Make-Whole Premium is zero. If the difference is greater than zero, then the Make-Whole Premium is a sum equal to the present value of the difference, applying as the present value discount a rate equal to the yield utilized to determine Investment Interest.
"Material" shall mean material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.
“Material Adverse Effect" shall mean a material adverse change in or material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or any of the other Loan Documents, (c) the validity or enforceability of this Agreement the Note or the Indenture or (d) CFC's rights as a Holder of Obligations to exercise the remedies set forth in Article VII hereof or as set forth In Article VIII of the Indenture, in the manner and to the extent provided for by this Agreement and the Indenture, as applicable.
"Maturity Date" shall mean April 29, 2046.
"Multiemployer Plan" shall mean any Plan that Is a "multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
"Note" shall mean the Secured First Mortgage Promissory Note, Series 2016 CFC Note 9004, dated April 29, 2016, payable to the order of CFC, executed by the Borrower, dated as of even date herewith, pursuant to this Agreement as identified on Schedule 1 hereto, and shell include all substitute, amended or replacement promissory notes.
“Obligations” shall mean any and all liabilities, obligations or indebtedness owing by the Borrower to CFC under the Loan Documents, of any kind or description, irrespective of whether for the payment of money, whether direct or Indirect. absolute or contingent, due or to become due, now existing or hereafter arising.
"PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
"Payment Date" shall have the meaning set forth on Schedule 1.
"Plan" means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may have any liability.

"Prepaid Principal Amount" shall mean all or any part of the outstanding principal of an Advance bearing Interest at the CFC Fixed Rate paid prior to the expiration of the CFC Fixed Rate Term applicable thereto.
"Prepayment Fee" shall mean an amount equal to 0.33% of the Prepaid Principal Amount of the Advance.
"Responsible Officer" shall mean any Senior Financial Officer and any other officer of the Borrower with responsibility for the administration of the relevant portion of this Agreement.
“SEC" shall mean the Securities and Exchange Commission of the United States, or any successor thereto.
"Senior Financial Officer" shall mean the chief financial officer, principal accounting officer, treasurer or comptroller of the Borrower.
"Subsidiary" as to the Borrower, shall mean a corporation, partnership, limited partnership, limited liability company or other entity of which shares of stock or other ownership Interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by the Borrower.
"Treasury Note" shall mean a U.S. Dollar-denominated senior debt security of the United States of America issued by the U.S. Treasury Department and backed by the full faith and credit of the United states of America.
"Wholesale Power Contracts" shall mean the wholesale power contracts between the Borrower and each of Its members providing for the sale of electric power and energy by the Borrower to such member.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.01 The Borrower represents and warrants to CFC that as of the Closing Date:
A.    Good Standing. The Borrower is duly organized, validly existing and In good standing under the laws of the jurisdiction of Its incorporation or organization, and, except where the failure to do so individually or In the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is duly qualified to do business and Is in good standing in those states in which it is required to be qualified to conduct Its business. The Borrower is a member in good standing of CFC.
B.    Authority; Validity. The Borrower has or had the power and authority to enter Into this Agreement, the Note and the Indenture; to make the borrowing contemplated hereunder; to execute and deliver all documents and Instruments required hereunder and to incur and perform the obligations provided for herein, In the Note and in the Indenture, au of which have been duly authorized by au necessary and proper action; and no consent or approval of any Person, including, as applicable and without limitation, members of the Borrower, which has not been obtained is required as a condition to the validity or enforceability hereof or thereof.
Each of this Agreement, the Note and the Indenture is, and when fully executed and delivered will be, valid and binding upon the Borrower and enforceable against the Borrower In accordance with its terms, subject to applicable bankruptcy, Insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity.
C.    No Conflicting Agreements. The execution and delivery of the Loan Documents and performance by the Borrower of the obligations hereunder and thereunder, and the transactions contemplated hereby or thereby, will not in any material respect: (i) violate any provision of law, any order, rule or regulation of any Governmental Authority, any award of any arbitrator, the articles of incorporation or by-laws of the Borrower, the Indenture or any material contract, agreement, mortgage, deed of trust or other Instrument to which the Borrower is a party or by which it or any of its property is bound; or (ii) be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such award, the Indenture or any such contract, agreement, mortgage, deed of trust or other instrument, or result in the creation or imposition of any Lien (other than contemplated by the Indenture) upon any material assets of the Borrower. The Borrower is not in default in any material respect under the Indenture.
D.    Taxes. The Borrower, and each of its Subsidiaries, has filed or caused to be filed an federal, state and local tax returns which are required to be filed and has paid or caused to be paid all federal, state and local taxes, assessments, and governmental charges and levies thereon, including interest and penalties to the extent that such taxes, assessments, and governmental charges and levies have become due, except (i) for such taxes, assessments, and governmental charges and levies which the Borrower or any Subsidiary is contesting in good faith by appropriate proceedings for which adequate reserves have been set aside, if such reserves are required by Accounting Requirements, or (ii) to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.
E.    Licenses and Permits. The Borrower has duly obtained and now holds all licenses, permits, certifications, approvals and the like necessary to own and operate its property and business that are required by Governmental Authorities and each remains valid and in full force and effect, except such failures to obtain or hold as would not reasonably be expected to have a Material Adverse Effect.
F.    Litigation. There are no outstanding judgments, suits, claims, actions or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower, its Subsidiaries or any of their respective properties which, if adversely determined, either Individually or collectively, would reasonably be expected to have a Material Adverse Effect. The Borrower and Its Subsidiaries are not, to the Borrower's knowledge, in default or violation with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Governmental Authority which would reasonably be expected to have a Material Adverse Effect.
G.    Financial Statements. The balance sheet of the Borrower as at the date identified in Schedule 1 hereto, the statement of operations of the Borrower for the period ending on said date, and the Interim financial statements of the Borrower as at the date identified in Schedule 1, all heretofore furnished to CFC, fairly present, in all material respects, the financial condition of the Borrower as at said dates and fairly reflect its operations for the period ending on said dates. There has been no change in the financial condition or operations of the Borrower from that set forth In said financial statements that would reasonably be expected to have a Material Adverse Effect.
H.    Required Approvals. The Borrower has obtained all licenses, consents or approvals of all Governmental Authorities that the Borrower is required to obtain in order for the Borrower to enter into and perform under this Agreement, the Note and the Indenture. Each such license, consent or approval is In full force and effect.
I.    Compliance With Laws. The Borrower and each Subsidiary is in compliance with all applicable requirements of law and all applicable rules and regulations of each Governmental Authority, except for any such failures of compliance as would not reasonably be expected to have a Material Adverse Effect.
J.    Disclosure. To the Borrower's knowledge, information and belief, neither this Agreement nor any document, certificate or financial statement furnished to CFC by or on behalf of the Borrower in connection herewith (all such documents, certificates and financial statements, taken as a whole) as of the date of delivery thereof, taken as a whole, and in the light of the circumstances under which they were made, contains any untrue statement of a material fact or omits to state any material fact necessary In order to make the statements contained herein and therein not materially misleading.
K.    No Other Liens. As to the Trust Estate, the Borrower has not, without the prior written approval of CFC, executed or authenticated any security agreement or mortgage, or filed or authorized any financing statement to be filed, other than as provided for under the Indenture or as permitted by the Indenture, including Permitted Exceptions as permitted by the Indenture.
L.    Environmental Matters. Except as to matters which individually or In the aggregate would not reasonably be expected to have a Material Adverse Effect, (i) the Borrower is in compliance with all Environmental Laws (including, but not limited to, having any required permits and licenses), (ii) to the best of the Borrower's knowledge, there have been no releases (other than releases remediated in compliance with applicable Environmental Laws) from any underground or aboveground storage tanks (or piping associated therewith) that are or were present at the Trust Estate, (iii) the Borrower has not received written notice or claim of any violation of any Environmental Law and failed to take appropriate action to remedy, cure, defend or otherwise affirmatively respond to the matter in order to comply with any Environmental Law that is the subject of such written notice or claim, (iv) to the best of the Borrower's knowledge, there is no pending investigation of the Borrower in regard to any Environmental Law, and (v) to the best of the Borrower's knowledge, there has not been any release or contamination (other than releases or contamination remediated in compliance with Environmental Laws) resulting from the presence of Hazardous Materials on property owned, leased or operated by the Borrower.
M.    Wholesale Power Contracts. The Wholesale Power Contracts are In full force and effect and are legal, valid and binding upon the Borrower and enforceable against the Borrower in accordance with their respective terms, subject only to limitations on enforceability imposed by general equitable principles or applicable bankruptcy, insolvency, reorganization moratorium, or similar laws respecting creditors' rights generally. To the best of the Borrower's knowledge, each Wholesale Power Contract is valid and binding and enforceable against each member party thereto, subject to limitations on enforceability Imposed by general equitable principles or applicable bankruptcy, insolvency, reorganization moratorium, or similar laws respecting creditors' rights generally.
ARTICLE III
LOANS
Section 3.01 Advances. CFC agrees to make the Advance under the Note on the Closing Date, for the purpose described on Schedule 1, in an aggregate principal amount which shall not exceed the Commitment.
Section 3.02 Payment. The Note shall be payable as follows:
A.    Payments. The Borrower shall make each payment required to be made by It hereunder or under the Note (whether of principal, interest or fees, or otherwise) on the date when due, in immediately available funds, without set-off or counterclaim.
B.    Maturity. The Note shall have the Maturity Date as set forth therein, provided, however, that if such date for any Note is not a Payment Date, then the Maturity Date shall be the Payment Date immediately preceding such date.
C.    Application of Payments. Each payment shall be applied to the Obligations first to any fees, costs, expenses or charges other than interest or principal, second to interest accrued, and the balance to principal.
D.Invoice. CFC will Invoice the Borrower at least ten (10) days before each Payment Date, provided, however, that CFC's failure to send an invoice shall not constitute a waiver by CFC or be deemed to relieve the Borrower of its obligation to make payments as and when due as provided for herein.
Section 3.03 Amortization. For each Advance, the Borrower shall promptly pay interest in the amount due on each Payment Date until the first Payment Date of the Billing Cycle in which the Amortization Basis Date occurs. On such Payment Date, and on each Payment Date thereafter, the Borrower shall promptly pay interest and principal in the amounts due. If not sooner paid, any amount due on account of the unpaid principal, interest accrued thereon and fees, if any, shall be due and payable on the Maturity Date. The principal amount of the Note shall amortize on a level principal payment basis from the Amortization Basis Date to the Maturity Date.
Section 3.04 Interest Rate. The Note will bear interest as follows:
A.    Interest Rate and Interest Rate Computation. The Advance shall bear Interest at the CFC Fixed Rate and shall be in effect for the CFC Fixed Rate Term. Interest on the Advance shall be computed for the actual number of days elapsed on the basis of a year of 365 days, until the first day of the Billing Cycle in which the Amortization Basis Date occurs; interest shall then be computed on the basis of a 30-day month and 360-day year.
B.    Default Rate.
(i)    Payment Default. If Borrower defaults on its obligation to make a payment due hereunder by the applicable date payment is due, and such default continues for thirty (30) days thereafter, then beginning on the thirty-first (31st) day after the payment Is due and for so long as such default continues, the Advance shall bear interest at the Default Rate.
(ii)    Non-Payment Defaults. Upon the occurrence of an Event of Default, other than a payment default as set forth In Section 3.04.B(i) above, the interest rate on the Advance shall be the Default Rate until such Event of Default is cured.
(iii)    No Multiples of Default Rate. Notwithstanding anything to the contrary contained in this Section 3.04.B In the event that more than one Event of Default shall exist at any time, the aggregate interest rate applicable on the Advance pursuant to this Section 3.04.B shall be the Default Rate.
C.    Usury Savings Clause. No provision of this Agreement or of any Note shall require the payment, or permit the collection, of interest in excess of the highest rate permitted by applicable law.
Section 3.05 Mandatory Prepayment. If the Borrower shall merge, consolidate or have all or substantially all of the assets of the Borrower acquired, then upon the effective date of such change, the Borrower shall prepay the outstanding principal balance of all Obligations, together with any accrued but unpaid Interest thereon, any unpaid costs or expenses provided for herein. the Prepayment Fee and a Make-Whole Premium, if any. Notwithstanding the foregoing, no prepayment shall be required under this Section 3.05 if, after giving effect to such change, the Borrower, or its successor in interest, is engaged in the furnishing of electric utility services to Its members and is organized as a cooperative. nonprofit corporation, public utility district, municipality, or other public governmental body and is or becomes a CFC member.
Section 3.06 Optional Prepayment. The Borrower may prepay all or any part of the outstanding principal of the Advance upon at least thirty (30) days prior written notice to CFC. If any principal of the Advance is prepaid (whether voluntarily by the Borrower, by acceleration or otherwise, and regardless of the source of prepayment), then on the prepayment date there shall be due and owing, and the Borrower shall pay on the amount of principal prepaid (i) all accrued but unpaid Interest, calculated up to the prepayment date, (ii) the Prepayment Fee and (iii) a Make-Whole Premium, if any.
ARTICLE IV
CONDITIONS
Section 4.01 Conditions of Closing. This Agreement shall become effective only upon the satisfaction of the following conditions in form and substance satisfactory to CFC as of the Closing Date:
A.    Legal Matters. All legal matters incident to the consummation of the transactions hereby contemplated shall be reasonably satisfactory to counsel for CFC and, as to all matters of local law, to such local counsel as counsel for CFC may retain. CFC's execution of this Agreement shall evidence satisfaction of this condition.
B.    Documents. CFC shall have been furnished with (i) the executed Loan Documents, (ii) certified copies of all such organizational documents and proceedings of the Borrower authorizing the transactions hereby contemplated as CFC shall require, (iii) an opinion of counsel for the Borrower addressing such legal matters as CFC shall reasonably require, (iv) to the extent the Note is executed and delivered under any of Section 4.2, 4.3, 4.4, 4.5 or 4.11 of the Indenture, copies of au documents required to be delivered to the Trustee under such Sections relating thereto and (iv) all other such documents as CFC may reasonably request.
C.    Government Approvals. The Borrower shall have furnished to CFC true and correct copies of all certificates, authorizations, consents, permits and licenses from Governmental Authorities necessary for the execution or delivery of the Loan Documents or performance by the Borrower of the obligations thereunder.
D.    Indenture Recordation. The Borrower shall have provided evidence satisfactory to CFC that the Indenture (including the Indenture Supplement) shall have been duly filed, recorded or indexed in all jurisdictions necessary to provide the Trustee thereunder a perfected lien, subject only to Permitted Exceptions, on all of the Trust Estate, all in accordance with applicable law, and the Borrower shall have paid all applicable taxes, recording and filing fees and caused satisfactory evidence thereof to be furnished to CFC.
E.    UCC Filings. The Borrower shall have provided evidence satisfactory to CFC that Uniform Commercial Code financing statements (Including any such financing statements relating to the Indenture Supplement) (and any continuation statements and other amendments thereto) shall have been duly filed, recorded or Indexed in au jurisdictions necessary (and in anyother jurisdiction that CFC shall have reasonably requested) to provide the Trustee a perfected security interest. subject to Permitted Exceptions, in the Trust Estate which may be perfected by the filing of a financing statement, all in accordance with all applicable laws, rules and regulations, and the Borrower shall have paid all applicable taxes, recording and filing fees and caused satisfactory evidence thereof to be furnished to CFC.

F.    Defaults. No Default or Event of Default has occurred.
G.    Material Adverse Effect. Since December 31, 2015, no event or condition has occurred that would result in a Material Adverse Effect.
H.    Note Authentication. The Note shall have been duly authenticated by the Trustee as an Additional Obligation secured under the Indenture.
I.    Compliance. The Borrower shall be in compliance with the Indenture and all other existing Material financial obligations.
ARTICLE V
COVENANTS
Section 5.01 Affirmative Covenants. The Borrower covenants and agrees with CFC that after the date hereof and until payment In full of the Note and performance of all obligations of the Borrower hereunder:
A.    Use of Proceeds. The Borrower shall use the proceeds of the Note solely for the purposes identified in Schedule 1 hereto.
B.    Financial and Business Information. The Borrower shall deliver to CFC:
(i)    Quarterly Statements - within 60 days after the end of each quarterly fiscal period In each fiscal year of the Borrower (other than the last quarterly fiscal period of each such fiscal year), copies of,
(a)    a consolidated balance sheet of the Borrower and Its Subsidiaries as at the end of such quarter, and
(b)    consolidated statements of income and cash flows of the Borrower and its Subsidiaries, for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with Accounting Requirements applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;
(ii)    Annual Statements -within 120 days after the end of each fiscal year of the Borrower, copies of,
(a)    a consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such year, and
(b)    consolidated statements of income and cash flows of the Borrower and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with Accounting Requirements, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with Accounting Requirements, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion In the circumstances;
(iii) SEC and Other Reports - promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to Its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Borrower or any Subsidiary with the SEC;
(iv) Notice of Default or Event of Default - promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto;
(v)    ERISA Matters - promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Borrower or an ERISA Affiliate proposes to take with respect thereto:
(a)    with respect to any Plan (other than any Multiemployer Plan) that is subject to Title IV of ERISA, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as In effect on the date hereof; or
(b)    the taking by the PBGC of steps to institute, or the threatening by the PBGC of the Institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(c)    any event, transaction or condition that could result in the incurrence of any liability by the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or In the Imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien. taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;
(vi)    Supplemental Indentures - promptly, and in any event within five Business Days after the execution and delivery thereof, a copy of any indenture supplemental to the Indenture that the Borrower from time to time may hereafter execute and deliver which amends the Indenture in any material respect;
(vii)    Notices from Governmental Authority - promptly, and In any event within 30 days of receipt thereof, copies of any notice to the Borrower or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;
(viii)    Requested Information - with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Borrower or any of its Subsidiaries (including, but without limitation, actual copies of the Borrower's Form 10-Q and Form 10-K, if the Borrower flies such forms with the SEC) or relating to the ability of the Borrower to perform its obligations under the Loan Documents; and
C.    Officer's Certificate. Each set of financial statements delivered to CFC shall be accompanied by a certificate of a Senior Financial Officer setting forth:
(i)Covenant Compliance - (a) a statement as to whether the Borrower was in compliance with the requirements of Sections 13.6 and 13.15 of the Indenture during the quarterly or annual period covered by the statements then being furnished,(b) the information (including detailed calculations) required in order to establish whether the Borrower was in compliance with the requirements of Section 13.14 of the Indenture and (c) to the extent the Borrower issued Additional Obligations under the Indenture during the period covered by the statements being furnished, any calculations that the Borrower provided to the Trustee to show compliance with the Indenture in connection with the issuance of the Additional Obligations (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount. ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
(ii)Default or Event of Default - a statement that such Senior Financial Officer has reviewed the relevant terms hereof and of the Indenture and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Borrower and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower shall have taken or proposes to take with respect thereto.

D.    Visitation. The Borrower shall permit CFC:
(i)    No Default - if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Borrower, to visit the principal executive office of the Borrower, to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the Borrower's officers, and, with the consent of the Borrower (which consent will not be unreasonably withheld) to visit the other offices and properties of the Borrower and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
(ii)    Default - If a Default or Event of Default then exists, at the expense of the Borrower to visit and Inspect any of the offices or properties of the Borrower or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom. and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries), all at such times and as often as may be requested.
E.    Compliance with Law. The Borrower will, and will cause each of Its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, Including, without limitation, ERISA, the USA Patriot Act, Environmental Laws and the other laws and regulations, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain In effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
F.    Insurance. The Borrower will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
G.    Maintenance of Properties. The Borrower will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business earned on in connection therewith may be properly conducted at an times, provided that this Section shall not prevent any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower and such Subsidiary have concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

H.    Payment of Taxes. The Borrower will cause each of Its Subsidiaries to file all Income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent the same have become due and payable and before they have become delinquent, provided that any Subsidiary does not need to pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges and levies In the aggregate would not reasonably be expected to have a Material Adverse Effect.
I.    Corporate Existence, Etc. The Borrower will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged Into the Borrower or a wholly-owned Subsidiary) and all rights and franchises of its Subsidiaries unless, in the good faith judgment of the Borrower or such Subsidiary, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.
J.    Books and Records. The Borrower will cause each of its Subsidiaries to maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Subsidiary.
K.    Rate Covenant. The Borrower shall comply with Section 13.14 of the Indenture.
Section 5.02 Negative Covenants. The Borrower covenants and agrees with CFC that after the date hereof and until payment in full of the Note and performance of all obligations of the Borrower hereunder:
A.Transactions with Affiliates. The Borrower will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (Including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Borrower or any Subsidiary), except pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.
B.Line of Business. The Borrower will not engage In any business If, as a result, the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Borrower and its Subsidiaries, taken as whole, are engaged on the date of this Agreement.

ARTICLE VI
EVENTS OF DEFAULT
Section 6.01 The following shall be Events of Default under this Agreement:
A.    Indenture Obligations. An "Event of Default” under the Indenture, shall have occurred and be continuing.
ARTICLE VII
REMEDIES
Section 7.01 General Remedies. If any of the Events of Default listed in Article VI hereof shall occur after the date of this Agreement and shall not have been remedied within the applicable grace periods specified therein (if any), then CFC may:
(i)     exercise rights of setoff or recoupment and apply any and all amounts held, or hereby held, by CFC or owed to the Borrower or for the credit or account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing hereunder or under the Note, including, but not limited to, patronage capital allocations and retirements, money due to the Borrower from Capital Certificates, and any membership or other fees that would otherwise be returned to the Borrower. The rights of CFC under this Section 7.01 are in addition to any other rights and remedies (Including other rights of setoff or recoupment) which CFC may have. The Borrower waives all rights of setoff, deduction, recoupment or counterclaim;
(ii)     pursue all rights and remedies available to CFC that are contemplated by the Indenture in the manner, upon the conditions, and with the effect provided In the Indenture, including, but not limited to, a suit for specific performance, injunctive relief or damages; and
(iii)     pursue any other rights and remedies available to CFC at law or in equity.
Section 7.02 Concurrent Remedies. Nothing herein shall limit the right of CFC to pursue all rights and remedies available to a creditor following the occurrence of an Event of Default. Each right, power and remedy of CFC shall be cumulative and concurrent, and recourse to one or more rights or remedies shall not constitute a waiver of any other right, power or remedy.
ARTICLE VIII
MISCELLANEOUS
Section 8.01 Notices. All notices, requests and other communications provided for herein Including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement shall be given or made in writing and delivered to the Intended recipient at the

“Address for Notices" specified below; or, as to any party, at such other address as shall be designated by such party in a notice to each other party (including by e-mail address). All such communications shall be deemed to have been duly given (i) when personally delivered including, without limitation, by overnight mail or courier service, or (ii) in the case of notice by United states mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof in each case given or addressed as provided for herein. The Address for Notices of each of the respective parties is as follows:
National Rural utilities Cooperative Finance Corporation 20701 Cooperative Way
Dulles, Virginia 20166
Attention: Senior Vice President - Member Services Fax # 866-230-5635
The Borrower:
The address set forth in
Schedule 1 hereto
Section 8.02 Expenses. The Borrower shall reimburse CFC for any reasonable costs and out-of-pocket expenses paid or Incurred by CFC (including, without limitation, reasonable fees and expenses of outside attorneys, paralegals and consultants) for all actions CFC takes, (a) to enforce the payment of any Obligation hereunder or under the Note, to effect collection of any Trust Estate, or in preparation for such enforcement or collection, (b) to institute, maintain, preserve, enforce and foreclose on CFC's security interest in or lien on any of the Trust Estate, whether through judicial proceedings or otherwise, (c) to restructure any of the Obligations hereunder or under the Note, (d) to review, approve or grant any consents or waivers hereunder, (e) to prepare, negotiate, execute, deliver, review, amend or modify this Agreement, and (f) to prepare, negotiate, execute, deliver, review, amend or modify any other agreements, documents and instruments deemed necessary or appropriate by CFC in connection with any of the foregoing.
The amount of all such expenses identified in this Section 8.02 shall be payable upon demand, and If not paid, shall accrue interest at the then prevailing CFC Variable Rate plus 200 basis points.
Section 8.03 Late Payments. If payment of any amount due hereunder is not received at CFC's office in Dulles, Virginia, or such other location as CFC may designate to the Borrower within five (5) Business Days after the due date thereof, the Borrower will pay to CFC, in addition to all other amounts due under the terms of the Loan Documents, any late-payment charge as may be fixed by CFC from time to time pursuant to its policies of general application as In effect from time to time.
Section 8.04 Non-Business Day Payments. If any payment to be made by the Borrower hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shaft be included in computing any interest in respect of such payment.

Section 8.05 Filing Fees. To the extent permitted by law, the Borrower agrees to pay all expenses of CFC (including the reasonable fees and expenses of its counsel) in connection with the filing, registration, recordation or perfection of the Indenture, including, without limitation, all documentary stamps, recordation and transfer taxes and other costs and taxes incident to execution, filing, registration or recordation of any document or Instrument in connection herewith. The Borrower agrees to save harmless and indemnify CFC from and against any liability resulting from the failure to pay any required documentary stamps, recordation and transfer taxes, recording costs, or any other expenses Incurred by CFC In connection with this Agreement. The provisions of this subsection shall survive the execution and delivery of this Agreement and the payment of all other amounts due under the Loan Documents.
Section 8.06 Waiver; Modification. No failure on the part of CFC to exercise, and no delay in exercising, any right or power hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise by CFC of any right hereunder, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement, the Note or the other Loan Documents and no consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing by the party granting such modification, waiver or consent, and then such modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.
SECTION 8.07 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.
(A)    THE PERFORMANCE ANO CONSTRUCTION OF THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, ANO CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEAL TH OF VIRGINIA.
(B)    THE BORROWER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES COURTS LOCATED IN VIRGINIA AND OF ANY STATE COURT SO LOCATED FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTIONS THAT IT MAY NOW OR HEREAFTER HAVE TO THE ESTABLISHING OF THE VENUE OF ANY SUCH PROCEEDINGS BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(C)    THE BORROWER AND CFC EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.08 INDEMNIFICATION. THE BORROWER HEREBY INDEMNIFIES AND AGREES TO HOLD HARMLESS, ANO DEFEND CFC AND ITS MEMBERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS ANO REPRESENTATIVES (EACH AN “INDEMNITEE” FOR, FROM. AND AGAINST ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, COSTS AND EXPENSES OF LITIGATION ANO REASONABLE ATTORNEYS' FEES) ARISING FROM ANY CLAIM OR DEMAND IN RESPECT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE TRUST ESTATE, OR THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ANO ARISING AT ANY TIME, WHETHER BEFORE OR AFTER PAYMENT ANO PERFORMANCE OF ALL OBLIGATIONS UNDER THIS AGREEMENT ANO THE OTHER LOAN DOCUMENTS IN FULL, EXCEPTING ANY SUCH MATTERS ARISING SOLELY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CFC OR ANY INDEMNITEE. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN
SECTION 8.10 HEREOF, THE OBLIGATIONS IMPOSED UPON THE BORROWER BY THIS SECTION SHALL SURVIVE THE REPAYMENT OF THE NOTE, THE TERMINATION OF THIS AGREEMENT AND THE TERMINATION OR RELEASE OF THE LIEN OF THE INDENTURE.
Section 8.09 Complete Agreement This Agreement, together with the schedules to this Agreement, the Note and the other Loan Documents, and the other agreements and matters referred to herein or by their terms referring hereto, Is intended by the parties as a final expression of their agreement with respect to the matters referenced herein and therein, and is further intended to be a complete statement of the terms and conditions of their agreement. As it relates to the interpretation and enforcement of this Agreement, in the event of any conflict in the terms and provisions of this Agreement and any other Loan Documents, the terms and provisions of this Agreement shall control.
Section 8.10 Survival; Successors and Assigns. All covenants, agreements, representations and warranties of the Borrower which are contained in this Agreement shall survive the execution and delivery to CFC of the Loan Documents and the making of the Advances and shall continue in full force and effect until an of the obligations under the Loan Documents have been paid in full. All covenants, agreements, representations and warranties of the Borrower which are contained in this Agreement shall Inure to the benefit of the successors and assigns of CFC. The Borrower shall not have the right to assign its rights or obligations under this Agreement without the prior written consent of CFC.
Section 8.11 Use of Terms. The use of the singular herein shall also refer to the plural, and vice versa.
Section 8.12 Headings. The headings and sub-headings contained in this Agreement are intended to be used for convenience only and do not constitute part of this Agreement

Section 8.13 Severability. If any term, provision or condition, or any part thereof, of this Agreement, the Note or the other Loan Documents shall for any reason be found or held invalid or unenforceable by any governmental agency or court of competent jurisdiction, such Invalidity or unenforceability shall not affect the remainder of such term, provision or condition nor any other term, provision or condition, and this Agreement, the Note and the other Loan Documents shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein.
Section 8.14 Binding Effect. This Agreement shall become effective when It shall have been executed by both the Borrower and CFC and thereafter shall be binding upon and inure to the benefit of the Borrower and CFC and their respective successors and assigns as provided in Section 8.10.
Section 8.15 Counterparts. This Agreement may be executed In one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same document Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document
Section 8.16 Schedule. Schedule 1 is an integral part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BASIN ELECTRIC POWER COOPERATIVE
(SEAL)
	By:	/s/ Paul M. Sukut
Paul M. Sukut

	Title:	Chief Executive Officer & General Manager

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION

By:	/s/ [illegible signature]

SCHEDULE 1
1.The purpose of the Advance Is to refinance short-term indebtedness of the Borrower and/or to finance the Borrower's capital expenditures.
2.The aggregate CFC Commitment is $75,000,000.00.
3.The Closing Date referred to in Section 1.01 is April 29, 2016 or on such other Business Day thereafter as may be agreed to by the Borrower and CFC, so long as all the conditions set forth in Section 4.01 have been fulfilled.
4.The Indenture referred to in Section 1.01 is that certain Amended and Restated Indenture dated as of May 5, 2015, by and between Borrower, as Grantor and U.S. Bank National Association, as Trustee, as It may have been or shall be in the future be supplemented, amended, consolidated, or restated from time to time, including by the Indenture Supplement.
5.The Indenture Supplement referred to in Section 1.01 is that certain Thirty-Fifth Supplemental Indenture, dated as of April 29, 2016, between the Borrower, as Grantor, to U.S. Bank National Association, as Trustee, as it may have been or shall be In the future be supplemented, amended, consolidated, or restated from time to time
6.The Note executed pursuant hereto is as follows:

LOAN NUMBER	AMOUNT
ND045-A-9004	$75,000,000.00
7.The Payment Date referred to in Section 1.01 is the last day of each March, June, September and December.
8.The date of the balance sheet and statement of operations referred to in Section 2.01.G is December 31, 2015.
9.The address for notices to the Borrower referred to in Section 8.01 is 1717 East Interstate Avenue, Bismarck, ND 58503, Attn: Senior Vice President and Chief Financial Officer, Fax: (701)557-5357.